Exibit 99.1

AGREEMENT OF PURCHASE AND SALE OF STOCK

1. Identification and Parties: This Agreement is dated December 1, 2006 for identification purposes only and it is made and entered into by and among WLG (USA)LLC, an Illinois limited liability company (“Buyer”); Wako Logistics Group, Inc., a Delaware corporation (“Guarantor”); Janice Williams and Daniel Sanchez (sometimes collectively referred to as “Shareholders”); Mares-Shreve & Associates, Inc., a Washington corporation (“Corporation”) ; and Sea Systems Ocean Line, Inc., a Washington corporation (“Subsidiary”). Corporation and Subsidiary are collectively referred to as “MR Group”. In this Agreement, Shareholders, Corporation, and Subsidiary are collectively referred to as “Selling Parties”.

2. Recitals of Fact:

2.1 Buyer is an Illinois limited liability company engaged in the freight forwarding business. It is a subsidiary of Guarantor, a Delaware corporation. Guarantor’s common stock is publicly traded under the symbol of WKOL.OB.

2.2 Shareholders have represented that Corporation is a Washington corporation engaged in the freight business and customs clearance; that Corporation is in good standing with 50,000 shares of common stock duly authorized of which 20,000 shares are issued and outstanding (“Shares”) and which represent the only securities outstanding; and that each of the Shareholders owns 10,000 shares. Buyers have further represented that Subsidiary is also a Washington corporation in good standing; that it is wholly-owned by Corporation; and that it is engaged in the freight forwarding business.

2.3 Selling Parties have provided Buyer with certain documents as set forth in the Disclosure Schedule attached hereto as Exhibit A. The Disclosure Schedule provides a summary of disclosures and documents previously delivered to Buyer.

2.4 Selling Parties desire that Shareholders sell their entire interests in Corporation to Buyer on the terms set forth below and Buyer desires to purchase same.

THEREFORE, IT IS AGREED AS FOLLOWS:

3. Agreement to purchase and sell shares: Subject to the terms and conditions set forth in this Agreement, on the closing date, Shareholders will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Shareholders. Guarantor guarantees Buyer’s payment of the moneys and delivery of the shares due or to become due hereunder.

4. Purchase Price: In addition to the following Purchase Price adjustments and payment terms, Selling Parties warrant that as of Closing, which is expected to be November 30, 2006, the Consolidated Net Worth of Corporation and Subsidiary shall be an amount equal to $1,050,000 (the “Target Net Worth”). Any excess over the Target Net Worth may be distributed prior to Closing, or accrued and distributed after Closing as Shareholders determine (and Buyer shall cooperate with such choice by Shareholders). If actual Net Worth at Closing is less than the Target Net Worth, such shortfall will reduce the Maximum Deferred Payment Amount.

4.1 Purchase Price: The “Purchase Price at Closing” for all of the Corporation’s Shares is $2,000,000, which is the lesser of $2,000,000 or four times the adjusted net earnings before taxes of the MR Group for fiscal year ending August 31, 2005 as warranted by Seller (“2005 EBT”). Adjustments to net earnings shall be made in accordance with a written understanding of the parties (“2006 EBT Adjustment Agreement”), a copy of which is attached as Exhibit B. The Purchase Price at Closing and other payments, if any, shall be divided into separate accounts for each Shareholder (50% to each) and paid in accordance with this Agreement.

(a) At closing, Buyer has paid to Shareholders $1,150,000 ($1,200,000 less $50,000 escrow deposit) receipt of which is acknowledged.

(b) At closing, Buyer shall deposit $50,000 in an escrow fund at Designated Escrow, Inc., Lakewood, Washington (“Escrow Holder”). Interest earned shall become part of the “Escrow Fund” and shall accrue to the benefit of the Shareholders or the Buyer, as the case may be, in the same proportion as the Escrow Fund is eventually distributed to the parties. This Escrow Fund is partial security for the Shareholders’ indemnities and other obligations hereunder. It is not a limitation on Shareholders’ liability; nor shall the Escrow Fund be considered liquidated damages.

Six (6) months after execution of this Agreement, Shareholders shall receive all or any portion of the Escrow Fund which remains in the account and is not the subject of a pending claim by Buyer.

More specific provisions relating to the Escrow Fund and Escrow Holder are set forth in Exhibit C hereto and are incorporated into this Section 4.1(b) by this reference.

(c) The parties will act in good faith to determine the adjusted net earnings before taxes for the MR Group for the fiscal year ending August 31, 2006 (“2006 EBT”) not later than January 15, 2007. The 2006 EBT Adjustment Agreement shall apply to the determination of 2006 EBT, which means that 2006 EBT is the GAAP calculation adjusted as set forth on Exhibit B. After 2006 EBT is determined, the “Purchase Price” shall be the lesser of (i) $2,000,000 or (ii) four times the 2006 EBT which shall be divided into individual accounts for each Shareholder. The Purchase Price for each Shareholder shall be further adjusted if the Shareholder fails to satisfy the condition relating to employment set forth in 4.1.6 (c) below.

If the Purchase Price is different than the Purchase Price at Closing, such difference shall be added to or subtracted from the Maximum Deferred Payment as defined in paragraph 4(d).

(d) The parties anticipate that the MR Group will change to a calendar year for accounting purposes from a fiscal year ending on August 31. Buyer shall pay Deferred Payments to Shareholders in three annual installments on April 15, 2008, April 15,2009 and April 15,2010 based on adjusted net earnings of the MR Group for the year ending on the December 31 immediately preceding the installment payment date. Deferred Payments shall be made if, and to the extent, that the conditions below are satisfied. Notwithstanding anything to the contrary, the sum of such Deferred Payments shall not exceed an amount equal to the Purchase Price less the sum of $1,200,000 and the amount of any shortfall in the Target Net Worth (“Maximum Deferred Payment Amount”).

(1) If adjusted net earnings before taxes for the MR Group for the calendar year ending December 31, 2007 are greater than an amount equal to 2006 EBT minus $25,000 (“Acceptable Target EBT”), the Deferred Payment for that year shall be one-third of the Maximum Deferred Payment Amount (“Maximum Annual Deferred Payment Amount”). Buyer and Seller agree that the payment as calculated under this paragraph shall be reduced by 10% as a holdback, pending the final calculation of the Maximum Deferred Payment at the end of calendar year 2009.

If the adjusted net earnings before taxes for calendar year 2007 are less than the Acceptable Target EBT, the amount of that shortfall shall be calculated. That shortfall shall be divided by 25,000 and rounded to the next higher whole number (“First Multiplier”). The First Multiplier shall be subtracted from ten and the difference shall be referred to as the “First Factor”. If the First Factor is zero or less, no payment shall be due or owing. Otherwise, the April 15, 2008 Deferred Payment shall be the Maximum Annual Deferred Payment Amount multiplied by a fraction, the numerator of which is the First Factor and the denominator of which is ten. Notwithstanding anything to the contrary, no Deferred Payment is due or owing in respect of calendar year 2007, if the adjusted net earnings before taxes are less than one-half of 2006 EBT. Buyer and Seller agree that the payment as calculated under this paragraph shall be reduced by 10% as a holdback, pending the final calculation of the Maximum Deferred Payment at the end of calendar year 2009.

(2) If adjusted net earnings before taxes for the MR Group for the calendar year ending December 31, 2008 are greater than an amount equal to 2006 EBT minus $25,000 (“Acceptable Target EBT”), the Deferred Payment for that year shall be one-third of the Maximum Deferred Payment Amount (“Maximum Annual Deferred Payment Amount”. Buyer and Seller agree that the payment as calculated under this paragraph shall be reduced by 10% as a holdback, pending the final calculation of the Maximum Deferred Payment at the end of calendar year 2009.

If the adjusted net earnings before taxes for calendar year 2008 are less than the Acceptable Target EBT, the amount of that shortfall shall be calculated. That shortfall shall be divided by 25,000 and rounded to the next higher whole number (“ Second Multiplier”). The Second Multiplier shall be subtracted from ten and the difference shall be referred to as the “Second Factor”. If the Second Factor is zero or less, no payment shall be due or owing. Otherwise, the April 15, 2008 Deferred Payment shall be the Maximum Annual Deferred Payment Amount multiplied by a fraction, the numerator of which is the Second Factor and the denominator of which is ten. Notwithstanding anything to the contrary, no Deferred Payment is due or owing in respect of calendar year 2008, if the adjusted net earnings before taxes are less than one-half of 2006 EBT. Buyer and Seller agree that the payment as calculated under this paragraph shall be reduced by 10% as a holdback, pending the final calculation of the Maximum Deferred Payment at the end of calendar year 2009.

(3) If the sum of adjusted net earnings before taxes for the MR Group for calendar years 2007, 2008 and 2009 is greater than three times the Acceptable Target EBT, the April 15, 2010 Deferred Payment shall be an amount equal to three times the Maximum Annual Deferred Payment Amount minus the sum of Deferred Payments previously earned by Shareholders, and increased for amounts heldback pursuant to paragraphs 4.1(d)(1)and(2). If the sum of adjusted net earnings before taxes for calendar years 2007, 2008 and 2009, is less than three times the Acceptable Target EBT, the amount of the shortfall shall be calculated. That shortfall shall be divided by 75,000 and rounded to the next higher whole number (“Third Multiplier”). The Third Multiplier shall be subtracted from ten and the difference shall be referred to as the “Third Factor”. If the Third Factor is zero or less, no Deferred Payment shall be due or owing. Otherwise, the April 15, 2010 Deferred Payment shall be the result of subtracting Deferred Payments previously earned from an amount equal to three times the Maximum Annual Deferred Payment Amount multiplied by a fraction, the numerator of which is the Third Factor and the denominator of which is ten, and increased for amounts heldback pursuant to paragraphs 4.1(d)(1) and (2). Notwithstanding anything to the contrary, no April 15, 2010 Deferred Payment is due or owing if the sum of the adjusted net earnings before taxes for calendar years 2007, 2008 and 2009 is less than one hundred fifty percent (150%) of 2006 EBT. However, in no case shall the Shareholders be liable for payment under this subparagraph of more than the amounts heldback pursuant to paragraphs 4.1(d)(1)and (2) following completion of the 2009 calculations hereunder.

(4) Notwithstanding anything to the contrary, Buyer may offset any payment due it as a result of one or both Shareholders’ breach(es) of this Agreement against any Deferred Payment.

(5) For purposes of determining the adjusted net earnings before taxes in connection with calculation of Deferred Payments and the Earn-Out Purchase Price, net earnings before taxes means the consolidated net income calculated by accountants selected by Buyer in accordance with the standards set forth in paragraph 4.3 Accounting.

(6) If either Shareholder’s employment with Corporation is terminated by the shareholder or the Corporation during the initial three-year term of the employment agreements being executed herewith, the Purchase Price in the account of such Shareholder shall be adjusted and paid as follows:

a. If a Shareholder is terminated by the Corporation without cause as such term is defined in the employment contract section 5.d, the Purchase Price for his or her Shares shall be deemed to be the entire Purchase Price regardless of the actual earnings of MR Group during the calendar years 2007, 2008 and 2009. Said Shareholder shall receive Maximum Annual Deferred Payments on the dates set forth in 4.1(d). If one or more Deferred Payments have already been made which were less than the Maximum Annual Deferred Payment, such shortfall shall be paid with the final Annual Deferred Payment.

b. If a Shareholder(s) voluntarily terminates his or her employment without cause as such term is defined in the employment contract section 5.d, that shareholder(s) shall receive a payout based on the actual earnings of the MR Group for calendar years 2007, 2008 and 2009. Such payments shall be made on the dates set forth in 4.1(d) and calculated in accordance with this Agreement.

c. If a Shareholder is terminated for cause as such term is defined in the employment contract, adjusted net profits for the calendar year in which such termination occurs will be calculated to the date of termination, which shall be deemed to be the adjusted net profits for that year for purposes of calculating the amount of the Annual Deferred Payment, if any. Payment of the amount calculated under this paragraph shall be paid within 90 days of the determination of the amount of such Annual Deferred Payment. The Purchase Price for said Shareholder(s)' Shares shall be reduced by the sum of Maximum Annual Deferred Payments for calendar years after the year in which termination occurs so that no Deferred Payments shall be due or owing by Buyer to said Shareholder(s) for the calendar years after termination.

d. In addition, at the time of each Deferred Payment, Buyer shall pay Shareholders accrued interest on that Deferred Payment at the United States prime rate as published in the Wall Street Journal in effect from time to time but in no event more than eight percent (8%) per annum or less than four percent (4%) per annum. If the Wall Street Journal does not publish such rate for any reason, Buyer shall determine the comparable rate in good faith.

4.2
Earn-out Purchase Price: If the adjusted earnings before taxes for the MR Group for the calendar year ending December 31, 2007 exceeds 2006 EBT by at least $25,000, Shareholders shall receive an additional earn-out payment equal to the lesser of $600,000 or four times the difference between adjusted net earnings before taxes for fiscal year ending December 31, 2007 and 2006 EBT. The additional earn-out payment shall be divided between the Shareholders in proportion to their ownership of Shares. Such additional earn-out payment shall be in the form of common shares of Guarantor unless Guarantor’s common stock is no longer publicly traded as of that date. In that event, payment shall be made in cash. Shares or other payment, if any, shall be issued or made on or before April 15, 2008. If a shareholder is terminated for cause prior to January 1, 2008, as such term is described in the employment agreement being executed concurrently herewith, said Shareholder shall not be entitled to any additional earn-out payment under this paragraph and Buyer shall not owe such share of additional earn-out payment to the other Shareholder.

If a shareholder has earned an additional earn-out payment under this paragraph and is terminated for cause after December 31, 2007, shareholder shall be paid the additional earn-out payment on the later of April 15, 2008 or 90 days after termination.

The number of shares of Guarantor’s common stock shall be determined by dividing the agreed per-share value of Guarantor’s common stock into the amount of such additional compensation. The agreed per-share value of Guarantor’s common stock will be the volume weighted average price of Guarantor’s common shares traded on the principal exchange that such shares are traded (or the bulletin board if not listed on an exchange) during the last five trading days on which it traded prior to December 31, 2007. Notwithstanding the foregoing, Buyer may, at its sole discretion, pay cash in lieu of shares if such volume weighted average price is $1.00 or less per share. Additionally, Buyer may, at its option, offset any amount owed by one or both Shareholders on account of a breach of any provision of this Agreement against any obligation to give shares or money to Shareholders as part of the Earn-out Purchase Price.

The parties recognize and agree that these shares are subject to Securities and Exchange Commission Rule 144 which restricts sale or other disposition of those shares. In addition, the parties agree that the shares are subject to the following contractual restrictions on the disposition, sale, trade or collateralization of all or any portion of them.

In addition to any restriction imposed by statute, regulation or rule, such as SEC Rule 144, the parties agree that prior to October 15, 2009, neither Shareholder may sell, transfer, assign, make any short sale of, loan, grant any option for the purchase of, pledge, or otherwise dispose of, trade or collateralize (the foregoing are hereinafter collectively called “Sale”) all or any portion of, or interest in, the shares; except that one or both Shareholders may make a Sale of not more than fifty percent (50%) of Shares owned by said Shareholder during the period from April 15, 2009 to October 15, 2009 provided that such Sale does not violate Rule 144 or any other statute, regulation or rule. This Agreement shall not apply to any Sale which is part of a sale or exchange of all of the Guarantor’s outstanding stock or which has been otherwise authorized by the Board of Directors of Guarantor, in its sole and absolute discretion.

4.3 Accounting:“Net earnings before taxes” means the consolidated net income as computed using United States GAAP without any deduction for any federal, state, or other income taxes of MR Group. Net earnings for each fiscal year will be computed by independent public accountants selected by Buyer and a copy of this computation will accompany each payment to Shareholders. Unless Shareholders deliver a written, detailed objection (“notice of objection”) to the computation of net earnings before taxes, or any subsequent adjustment thereto, within thirty (30) days of receipt by Shareholders, the calculations set forth therein will be final and conclusive and binding on Shareholders and Buyer for purposes of this Agreement.

If Shareholders deliver a timely notice of objection, the parties shall attempt to resolve such dispute in good faith for a period of thirty (30) days before either party initiates dispute resolution proceedings in accordance herewith. The parties expressly agree that any management fees or other intercompany surcharges or general assessments will be added back and not taken into consideration in the determination of earnings before taxes.

5. This paragraph is intentionally omitted

6. Shareholders’ representations and warranties: Shareholders, jointly and severally, represent and warrant as follows:

(a) Corporation and Subsidiary are corporations duly organized, validly existing, and in good standing under the laws of Washington; have all necessary corporate powers to own their properties and to carry on their business as now owned and operated; are duly qualified to do intrastate and interstate business; and are in good standing in California. These are the only jurisdictions in which the nature of their business or of their properties makes such qualification necessary.

Corporation and Subsidiary have all valid licenses and permits necessary to conduct their respective businesses as currently conducted. They are not in default under any of those licenses or permits. The Disclosure Schedule lists all licenses and permits and the names of any persons specifically listed therein as responsible parties or otherwise. Neither Corporation nor Subsidiary has its own customs brokerage license; such licenses are issued to individuals. In the Seattle and Long Beach offices this customs brokerage licenses are held by David Roberts (Seattle) and Daniel Sanchez (Long Beach).

(b) The authorized capital stock of Corporation consists of 50,000 shares of common stock, of which 20,000 shares are issued and outstanding. The authorized capital stock of Subsidiary consists of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding. All the issued and outstanding shares of Corporation and Subsidiary are validly issued, fully paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation or Subsidiary to issue or to transfer from treasury any additional shares of capital stock of any class or any other security.

(c) Shareholders are the owners, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions including but not limited to any claim by a spouse, former spouse or putative spouse of a Shareholder or any other person who might, at any time, had any claim to any of the Shares or other security, if any, of Corporation or Subsidiary. Shareholders have full power to transfer the Shares to Buyer without obtaining the consent or approval of any other person (with the exception of the attached consent of spouses) or governmental authority. Corporation is the owner of all of the issued and outstanding shares of Subsidiary, beneficially and of record, free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions. Corporation has full power to transfer the shares of Subsidiary to Buyer or at Buyer’s direction without obtaining the approval or consent of any other person or governmental authority.

(d) Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, limited liability company or other entity, except Subsidiary.

(e) The Disclosure Schedule includes consolidated and consolidating balance sheets of MR Group as of August 31, 2003, August 31, 2004, and August 31, 2005 and the related consolidated and consolidating statements of income and retained earnings for the three years ending on those dates, compiled by MR Group’s independent public accountants. The aforedescribed financial statements have been prepared in accordance with accounting principles consistently followed by the MR Group throughout the periods indicated, and fairly present the financial position of MR Group on the respective dates of the balance sheets included in the financial statements, and the results of its operations for the respective periods indicated. The financial statements are accurate to the best of Seller’s knowledge and have been presented on a basis consistent with prior practice.

(f) Since August 31, 2005, there has not been any change in the financial condition, operations or prospects of Corporation or Subsidiary, except changes in the ordinary course of business, which have not been materially adverse. Without limiting the foregoing, Corporation or Subsidiary has not:

(1) Engaged in any transaction by Corporation or Subsidiary except in the ordinary course of business;

(2) Made or committed to make a capital expenditure exceeding $5,000;

(3) Had any material adverse change in the financial condition, liabilities, assets, business, or prospects of Corporation or Subsidiary;

(4) Suffered destruction, damage to, or loss of any asset of Corporation or Subsidiary(whether insured or uninsured) that materially and adversely affects the financial condition, business, or prospects of Corporation or Subsidiary;

(5) Made any change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by Corporation or Subsidiary except as approved in writing by Buyer;

(6) Revalued any assets without the written approval of Buyer;

(7) Except as disclosed to Buyer and acknowledged in writing by Buyer prior to closing, declared, set aside, or paid a dividend or other distribution in respect to the capital stock of Corporation or Subsidiary, or any direct or indirect redemption, purchase, or other acquisition by Corporation or Subsidiary of any of its shares of capital stock;

(8) Increased the salary or other compensation payable or to become payable by Corporation or Subsidiary to any of its officers, directors, or employees or made any promise or undertook any obligation to make a bonus (other than annual or other periodic bonuses to shareholder employees consistent with prior practice, and disclosed to and acknowledged by Buyer in writing prior to closing) or other additional salary or compensation to any such person except as approved in writing by Buyer;

(9) Sold or transferred any asset of Corporation or Subsidiary, except in the ordinary course of business;

(10) Amended or terminated any contract, agreement, or license to which Corporation or Subsidiary is a party, except in the ordinary course of business;

(11) Loaned money to any person or entity, or guaranteed any loan;

(12) Mortgaged, pledged, or otherwise encumbered any asset of Corporation or Subsidiary;

(13) Waived or released any right or claim of Corporation or Subsidiary, except in the ordinary course of business;

(14) Received notice or a threat in any form that civil litigation, arbitration, governmental proceeding or the like has been, or may be commenced against Corporation or Subsidiary or that any of their affairs or conduct is being investigated;

(15) Received notice or a threat in any form that a claim of wrongful discharge, discrimination or harassment or other unlawful labor practice or action may be made against the Corporation or Subsidiary or any of its officers, employees or directors;

(16) Issued or sold any shares of its capital stock of any class or any other of its securities;

(17) Entered into an agreement to do any of the things described in the preceding clauses (1) through (16); or

(18) There has not been any other event or condition of any character that has or could reasonably be expected to have a material and adverse effect on the financial condition, business, assets, liabilities, or prospects of Corporation or Subsidiary.

(g) Neither Corporation nor Subsidiary has any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or specifically reserved against and noted in Corporation’s consolidated balance sheet as of August 31, 2005 which are included in the Disclosure Schedule except for (1) those that may have been incurred after the date of that consolidated balance sheet and (2) those that are not required by generally accepted accounting principles to be included in a balance sheet. All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

(h) Within the times and in the manner prescribed by law, Corporation and Subsidiary have filed all federal, state, and local tax returns and informational forms (including Forms 1099) required by law and have paid all taxes, assessments, and penalties due and payable. All tax liabilities are accurately reflected in the financial statements and all returns accurately reflect income, expenses, and the taxes actually due. The provisions for taxes reflected in Corporation’s consolidated balance sheet as of August 31, 2005, are adequate for federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable by Corporation or Subsidiary.

Corporation has never filed, and will not file on or before the closing date, any consent under Internal Revenue Code section 341(f).

(i) The Disclosure Schedule includes a complete and accurate list of all real property owned by or leased to Corporation or Subsidiary and accurately describes the terms of any lease. Copies of all real property leases, including any amendments thereto, are also included in the Disclosure Schedule. Corporation and Subsidiary are not in default as to any real property leases.

The zoning of each parcel of property owned or leased by Corporation or Subsidiary permits the presently existing improvements and the continuation of the business presently being conducted on such parcel.

Corporation or Subsidiary has not commenced, nor have Selling Parties received notice of the commencement of, any proceeding that would affect the present zoning classification of any such parcel or does either have knowledge of any plan to take such property by eminent domain or to prematurely terminate any lease.

(j) To the best of Selling Parties’ knowledge, there are no underground storage tanks located on the real property in which any hazardous material, as defined below, has been or is being stored, nor to the best of Selling Parties’ knowledge has there been any spill, disposal, discharge, or release of any hazardous material into, on, from, or over that real property or into or on ground or surface water on that real property. To the best of Selling Parties’ knowledge, there are no asbestos-containing materials incorporated into the buildings or interior improvements on that real property, or into other assets of Corporation or Subsidiary, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCBs on that real property. As used in this paragraph, “hazardous material” means any hazardous or toxic substance, material, or waste that is regulated by any federal authority or by any state or local governmental authority where the substance, material, or waste is located.

(k) The books and records of Corporation and Subsidiary contain a complete and accurate description and specify the location of all trucks, automobiles, machinery, equipment, furniture, supplies, and all other tangible personal property owned by, in the possession of, or used by Corporation or Subsidiary in connection with their respective businesses. Except as stated in the Disclosure Schedule, no personal property used by either Corporation or Subsidiary in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is located other than in the possession and under the control of Corporation or Subsidiary. The tangible personal property reflected in those books and records constitutes all such tangible personal property necessary for the conduct by Corporation and Subsidiary of their respective businesses as now conducted.

(l) All accounts receivable of Corporation and Subsidiary shown on the consolidated balance sheet of Corporation as of August 31, 2005 and all accounts receivable of Corporation and Subsidiary created after that date arose from valid sales in the ordinary course of business. These accounts have been collected in full since that date, or Shareholders reasonably believe that they are collectible at their full amounts. Neither Corporation nor Subsidiary has any knowledge that either will have to repay, give credit for, or disgorge any payments heretofore received because they are subject to a bankruptcy preference claim or for any other reason.

(m) The Disclosure Schedule includes a list of any trade names, trademarks, service marks, and copyrights and their registrations, owned by Corporation or Subsidiary or in which they have any rights or licenses, together with a brief description of each. Shareholders have no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright. Corporation and Subsidiary have not infringed, and are not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation. Except as set forth in the Disclosure Schedule neither Corporation nor Subsidiary is a party to any license, agreement, or arrangement, whether as licensor, licensee, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights. Corporation and Subsidiary own, or hold adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for their respective businesses as now conducted by them and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others. Corporation and Subsidiary have the right to sell or assign to Buyer all owned trademarks, trade names, service marks, and all such licenses and other rights.

(n) The Disclosure Schedule lists all domain names, email addresses, and telephone numbers used by the Corporation or Subsidiary. No other person or entity has any claim to any of them and Corporation and Subsidiary have taken reasonable steps to assure their continued unfettered use of them.

(o) Corporation and Subsidiary have no patents.

(p) The Disclosure Schedule includes a complete list, without extensive or revealing descriptions, of Corporation’s and Subsidiary’s trade secrets. Even if not listed therein, the trade secrets include customer lists, vendor contracts, agency contracts, proprietary software, and information regarding customer preferences.

Corporation or Subsidiary is the sole owner of each of these trade secrets, free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. Corporation and Subsidiary have taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets; any of their employees and any other persons who, either alone or in concert with others, developed, invented, discovered, derived, programmed, or designed these secrets, or who have knowledge of or access to information relating to them, have been put on notice and, if appropriate, have entered into agreements that these secrets are proprietary to Corporation or Subsidiary and not to be divulged or misused.

All these trade secrets are presently valid and protectable and are not part of the public knowledge or literature; they have not, to Selling Parties’ knowledge, been used, divulged, or appropriated for the benefit of any past or present employees or other persons, or to the detriment of Corporation or Subsidiary.

(q) Corporation and Subsidiary have good and marketable title to all their respective assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the businesses of Corporation and Subsidiary. All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (1) those disclosed in Corporation’s consolidated balance sheet as of August 31, 2005; (2) the lien of current taxes not yet due and payable; and (3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. Neither Corporation nor Subsidiary is in default or in arrears in any material respect under any lease. All real property and tangible personal property of Corporation and Subsidiary is in good operating condition and repair, ordinary wear and tear excepted. Corporation and Subsidiary are in possession of all premises leased to them from others. Neither Shareholders; nor any officer, director, or employee of Corporation or Subsidiary; nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Corporation or Subsidiary or any copyrights, patents, trademarks, trade names, or trade secrets licensed by Corporation or Subsidiary.

Neither Corporation nor Subsidiary occupies any real property in violation of any law, regulation, or decree.

(r) Shareholders have provided a correct and current list of all customers and agents of Corporation and Subsidiary together with summaries of business done with each customer and agent during the fiscal year ending August 31, 2006. Except as indicated in the Disclosure Schedule, Shareholders do not have any information indicating that any of these customers or agents intends to cease doing business with Corporation or Subsidiary or to materially alter the amount of the business they were doing with Corporation or Subsidiary during that fiscal year.

(s) The Disclosure Schedule includes a description of all insurance policies held by Corporation or Subsidiary concerning their businesses and properties. Corporation and Subsidiary have maintained and now maintain (1) insurance on all their assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (2) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure. Neither Corporation nor Subsidiary is in default with respect to payment of premiums on any such policy. Unless specifically listed in the Disclosure Schedule, no claim is pending under any such policy.

(t) Neither Corporation nor Subsidiary is a party to, nor is the property of either bound by, any distributor’s or manufacturer’s representative or agency agreement; any output or requirements agreement; any agreement not entered into in the ordinary course of business; any indenture, mortgage, deed of trust, or lease (other than those leases otherwise disclosed herein); or any agreement that is unusual in nature, duration, or amount (including any agreement requiring the performance by Corporation or Subsidiary of any obligation for more than one year from closing date or calling for consideration of more than $5,000.00); except the agreements specifically listed in the Disclosure Schedule, copies of which have been furnished or made available to Buyer. There is no default or event that, with notice, lapse of time, or both, would constitute a default by any party to any of these agreements. Neither Corporation nor Subsidiary has received notice that any party to any of these agreements intends to cancel or terminate any of these agreements or to exercise or not exercise any options under any of these agreements. Neither Corporation nor Subsidiary is a party to, nor is either or the property of either bound by, any agreement that is materially adverse to the businesses, properties, or financial condition of Corporation or Subsidiary.

(u) Neither Corporation nor Subsidiary has received notice of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting their properties or the operation of their business; and to the best of Selling Parties’ knowledge there are no such violations.

(v) Except as specifically stated in the Disclosure Schedule, there is no pending, or, to the best knowledge of Shareholders, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Corporation, Subsidiary, or any of their businesses, assets, or financial conditions. Matters, if any, specifically listed, if decided adversely to Corporation or Subsidiary will not reasonably be expected to result in a material adverse change in the business, assets, or financial condition of Corporation or Subsidiary. Shareholders have furnished or made available to Buyer copies of relevant court papers and other relevant documents, if any. Neither Corporation nor Subsidiary is in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. Neither Corporation, Subsidiary, nor Shareholder is presently engaged in any legal action to recover money due to any of them or damages sustained by any of them except as specifically set forth in the Disclosure Schedule.

(w) The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement; (2) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Corporation or Subsidiary or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Shareholders, Corporation, or Subsidiary is a party or by which any of them or the property of any of them is bound; (3) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation or Subsidiary; or (4) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Corporation or Subsidiary.

(x) Selling Parties have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than Selling Parties are necessary in connection with it. The execution and delivery of this Agreement by Corporation and Subsidiary have been duly authorized by all necessary corporate action.

(y) Except as specifically set forth in the Disclosure Schedule neither Shareholders; nor any officer, director, or employee of Corporation or Subsidiary; nor any spouse or child of any of them has any direct or indirect interest in any competitor, supplier, or customer of Corporation or Subsidiary or in any person from whom or to whom Corporation or Subsidiary leases any real or personal property, or in any other person with whom Corporation or Subsidiary is doing business.

(z) Selling Parties have furnished to Buyer for its examination (1) copies of the articles of incorporation and bylaws of Corporation and Subsidiary; (2) the minute books of Corporation and Subsidiary containing all records required to be set forth of all proceedings, consents, actions, and meetings of the Shareholders and boards of directors of Corporation and Subsidiary; (3) all permits, orders, and consents issued by the California Commissioner of Corporations with respect to Corporation or Subsidiary, or any security of either of them, and all applications for such permits, orders, and consents; and (4) the stock transfer books of Corporation and Subsidiary setting forth all transfers of any capital stock.

(aa) The Disclosure Schedule includes a list of the names and addresses of all officers, directors, employees, agents, and representatives of Corporation and Subsidiary, stating the rates of compensation payable to each as well as benefits, perquisites, and any accrued benefits.

Except to the extent and effect of employment agreements to be entered into between Shareholders and Corporation effective as of the closing date and which have been approved by Buyer, all employees and officers are at-will. Corporation or Subsidiary may terminate such at-will employees’ employment at any time without notice or cause, and in the event of termination, Corporation and Subsidiary shall not be liable for any severance benefits or any other payment (other than the cashing out of any accrued and unused paid time off as well as two weeks of severance pay as may be advised, but not required, depending on the termination circumstances, provided such amounts are disclosed to and acknowledged in writing by Buyer prior to closing) except to the minimum extent required by applicable law.

(bb) The Disclosure Schedule includes copies, if any, of Corporation’s and Subsidiary’s material employment contracts; employee manuals or handbooks; collective bargaining agreements; and pension, bonus, profit-sharing, stock option, or other agreements providing for employee remuneration or benefits. Neither Corporation nor Subsidiary is in default under any of these agreements.

(cc) The Disclosure Schedule lists (1) the names and addresses of any persons holding a power of attorney on behalf of Corporation or Subsidiary and (2) the names and addresses of all banks or other financial institutions in which Corporation or Subsidiary has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

(dd) Corporation and Subsidiary shall have no liability or obligation of any type, whether actual or contingent, to any broker or finder in connection with this transaction.

(ee) None of the warranties made by the Shareholders, Corporation, or Subsidiary, or made in any certificate or memorandum furnished or to be furnished by any of them or on their behalf, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made not misleading. No investigation by Buyer and its representatives, nor any information revealed to Buyer in consequence thereof, shall absolve Shareholders from any liability for any untrue or misleading statement or omission unless Shareholders fully advise Buyer in writing and Buyer acknowledges receipt thereof in writing before the closing date.

7. Buyer’s representations and warranties: Buyer represents and warrants as follows:

(a) Buyer is a limited liability company duly organized, existing, and in good standing under the laws of Illinois. The execution and delivery of this agreement and the consummation of this transaction by Buyer have been duly authorized, and no further authorization is necessary on the part of Buyer.

(b) Buyer need make or obtain no consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority in connection with the execution, delivery, and performance its obligations at closing and Guarantor and Buyer shall take such action as may be necessary to properly authorize and issue any shares earned pursuant to the Earn-out described above.

8. Opinions of Counsel: Selling Parties and Buyer shall provide the other with an opinion of legal counsel, dated as of the closing date. However, the parties have agreed that the opinions of legal counsel shall be delivered post-closing, with the parties acting diligently and in good faith toward ensuring that the opinion letters are completed and delivered as soon as possible after closing. Such opinion of counsel shall be limited to customary matters such as good standing, legal capacity and authority, and other factual matters as to which an opinion is expressed solely on the basis of factual representations of counsel’s clients. Shareholders shall pay for the opinion of Selling Parties’ counsel and Buyer shall pay for the opinion of its counsel.

9. Shareholders’ guaranty of accounts receivable and tax payments: Shareholders, jointly and severally, guarantee to Buyer that the unpaid balance of all accounts receivable of Corporation and Subsidiary on hand at the closing date will be paid during a collection period of 150 days immediately following the closing. Within 10 business days after delivery to Shareholders of a schedule of all these accounts receivable unpaid at the end of this collection period, Shareholders, jointly and severally, will pay to Corporation or Subsidiary, as applicable, the full amount of these unpaid receivables, in cash, less the amount of the reserve, if any, for doubtful accounts reflected in the books of Corporation and Subsidiary on the closing date. All payments of the scheduled accounts received by the Corporation or Subsidiary after the collection period will promptly be paid over to Shareholders. If more than one invoice is outstanding for any customer, the “first-in, first-out” principle will be applied in determining the invoice to which a payment relates, unless the payment by its terms specifies or clearly indicates the invoice to which it relates.

Buyer will cause Corporation and Subsidiary to exercise prompt and diligent efforts to collect all such unpaid accounts receivable before the end of this collection period; provided, however, that neither Buyer, Corporation, nor Subsidiary will be required to initiate legal proceedings for this purpose. Buyer will cause all unpaid accounts receivable to be assigned to Shareholders without recourse, on Shareholders’ payment of those accounts. Shareholders may undertake any action, including but not limited to legal action or referral for collection, that they deem reasonable or necessary to collect such accounts for their benefit, provided that Buyer is provided notice of such action at least 15 days before such action is taken.

Shareholders, jointly and severally also guaranty that all federal, state and local taxes and assessments that are owed to the closing date have been paid or accrued. Shareholders, jointly and severally, indemnify Buyer, Corporation and Subsidiary for any breach of that warranty and shall reimburse them for any professional fees, costs, expenses, and penalties.

10. Shareholders’ indemnities and guaranties: Shareholders, jointly and severally, will indemnify, defend, and hold harmless Buyer, Corporation, and Subsidiary, as well as their officers, directors, employees and each person who controls the Buyer within the meaning of the Securities and Exchange Act against and in respect of lawsuits, claims, demands, losses, costs, expenses, fines, penalties, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees, that they may incur or suffer, which arise, result from, or relate to any breach of, or failure by, Selling Parties of any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Selling Parties. Shareholders jointly and severally, also agree to pay on an ongoing basis as incurred all costs and reasonable attorney fees to defend against any lawsuit or claim, even if frivolous, which makes allegations inconsistent with the representations or warranties of Shareholders. Despite any other provision of this Agreement, Shareholders will not be liable to Buyer on any warranty, representation, or covenant made by Selling Parties in this Agreement, or under any of their indemnities in this Agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $5,000.00; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding $5,000.00 each reaches $25,000.00, Shareholder will thereafter be liable in full for all breaches and indemnities and regarding all those claims, losses, expenses, obligations, and liabilities. In no event will the Shareholders’ indemnity obligations hereunder exceed that portion of the purchase price actually paid to and deemed received by Shareholders. This limitation of liability does not apply to claims relating to accounts receivable, federal, state and local taxes and fees of any type, and the representations and warranties set forth in 6(b) and 6(c)

11. Noncompetition by Shareholders: The parties recognize that that Buyer is paying for an ongoing business with few tangible assets and that primary assets are relationships with customers, agents, and carriers. Shareholders represent and warrant that MR Group has spent considerable time and resources to develop these relationships and to protect them from competition. Shareholders represent and warrant that details of these relationships and the names of its customers are confidential information and trade secrets and that reasonable steps have been taken to protect the information.

Under this Agreement, Shareholders may receive compensation for their shares valued at more than five hundred percent (500%) of 2006 EBT. Shareholders acknowledge that if either Shareholder were to compete, those relationships would be severed or in serious jeopardy.

The parties also agree that the business being purchased has offices in Washington and California but is actually worldwide in scope. Services are marketed worldwide and businesses located throughout the world can compete or divert business to competitors or to other ports or airports. Also, the business of MR Group is based, in significant part, on the ability to refer business to agents throughout the United States of America and in other parts of the world. Further, the profitability of the business is partly dependent on the volume of freight that MR Group controls as that often affects its long-term contract rates with freight lines and airlines. Thus, it would be inappropriate to impose a geographical limitation on this Agreement not to compete. However, the parties have negotiated a geographical limitation as indicated below.

Therefore, in order to allow Buyer to recover the potential purchase price and its other financial and nonfinancial investments, each Shareholder agrees that he or she will not engage in a competing business for a period of four years from the closing date or one year after termination of his or her employment relationship, whichever is later. For purposes of this Agreement, employment by a successor or assign shall be deemed employment by Corporation or Subsidiary.

A competing business shall include any business that engages in freight forwarding, customs clearance or brokerage within the United States of America or near the Pacific ports of Canada as well as any business that manages international logistics for others, or consults in the field of international logistics as relating to business in the United States of America or the area of the Pacific ports of Canada Engaging in a competing business shall include, directly or indirectly, formally or informally, whether for compensation or not, acting as an owner, manager, officer, consultant, director, organizer, founder, employee, agent or representative and it shall also involve involvement in the organization and pre-opening phases of a competing business. Notwithstanding the foregoing, a Shareholder may hold less than one percent of the outstanding stock of a publicly traded company without being considered an “owner”.

For that same period, Shareholders shall not directly or indirectly, solicit or attempt to solicit any employee of Corporation or Subsidiary to participate as an employee or otherwise, with any competing business or to solicit any customer or agent with whom Corporation or Subsidiary do business to transfer its business to the competing business or to do less business with Corporation or Subsidiary. Prohibited solicitation includes solicitation by any means including by way of illustration and not limitation, meetings, letters, emails, telephone calls, speeches, and interviews.

If any portion of this paragraph 11 is deemed unenforceable in whole, in part or in any degree, the restrictions shall be reformed to restrict each Shareholder’s ability to compete or to solicit to the maximum extent, in time, in scope of activities and geography that a court or arbitrator deems enforceable.

12. Buyer’s indemnity: Buyer will indemnify and hold harmless Shareholders against, and in respect of, claims, losses, expenses, costs, obligations, and liabilities they may incur by reason of Buyer’s breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of Buyer, or any of its successors or assigns, after the closing date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of any of the Selling Parties under any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the closing date, but only to the extent to which Buyer expressly assumes these obligations, duties, and liabilities under this Agreement, or by reason of any act or omission of Buyer to discharge the obligations of Corporation or Subsidiary arising on and after closing to the extent that Buyer, Guarantor, Corporation or Subsidiary receives the benefit(s) thereof.

13. Finder’s fees and broker’s fees: Buyer represents and warrants that it does not owe any finder’s fees or broker’s fees in this matter and agrees to indemnify and hold harmless Selling Parties from and against any claim in respect thereof or therefor. Shareholders shall pay all finder’s fees, broker’s fees and legal fees in connection with any transaction contemplated by this Agreement including any fees that may have been owed by Corporation or Subsidiary. Shareholders shall not seek reimbursement for such fees from Buyer, Corporation or Subsidiary.

At closing, Shareholders will deliver a letter from GW Equity and such other parties that Buyer may reasonably request confirming that Buyer, Corporation and Subsidiary have no liability for any of their fees or expenses.

14. Expenses: Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement. All attorney’s fees, accounting fees, and related costs and expenses incurred by any of the Selling Parties shall be paid by Shareholders. Shareholders shall not seek reimbursement for those fees, costs and expenses from the other Selling Parties.

15. Headings and usage: The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

Unless the context clearly requires otherwise:

Plural and singular numbers will each be considered to include the other;

The masculine, feminine, and neuter genders will each be considered to include the others;

“Shall,” “will,” “must,” “agree,” and “covenants” are each mandatory;

“May” is permissive;

“Or” is not exclusive; and

“Includes” and “including” are not limiting.

16. Entire agreement: This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

This Agreement is the result of negotiations between sophisticated parties who were represented by independent counsel. It shall be conclusively presumed that both parties equally participated in the drafting of this document.

17. Counterparts: This Agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. A fax copy or a photocopy shall be considered as an original.

18. Parties in interest: Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. No provision gives any third persons any right of subrogation or action against any party to this Agreement.

19. Assignment: This Agreement shall be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns. Buyer may assign its rights and obligations hereunder; provided that no such assignment shall, without the written consent of Selling Parties, which shall not be unreasonably withheld, affect a novation or release of the assigning party from any liability hereunder. This limitation on Buyer’s right to assign shall cease to have effect at such time as Shareholders have received all payments due under this Agreement.

20. Arbitration: Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation of it, will be settled by arbitration in the Seattle, Washington metropolitan area under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. Arbitrators will be persons experienced in negotiating, making, and consummating acquisition agreements.

21. Attorney’s fees: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

22. Survival of Warranties and Obligations: All representations, warranties, covenants, indemnification obligations and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, will survive the closing. Notwithstanding the foregoing, Shareholders’ representations, indemnification obligations and warranties in paragraph 6 hereof shall expire on the third anniversary of the closing date except that this three year limitation shall not apply to representations and warranties relating to income taxes, fees, the collection of accounts receivable, and Sections 6(b), 6(c) and 6(g) or to any obligation to indemnify, defend or hold harmless relating to, or arising out of, the foregoing.

23. Notices: All notices, requests, demands, and other communications under this Agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the business day after sent by overnight mail or Federal Express overnight service to the party to whom notice is to be given, postage or fees prepaid, and properly addressed as follows:

To Selling Parties:
If to Janice Williams	12510 229th Avenue East Bonney Lake, WA 98391
If to Daniel Sanchez	2115 Hill Drive Los Angeles, CA 90041

If to Shareholders	Copies to Sanchez and Williams
As to either Shareholder, copy to	Mario D. Parisio Harlowe & Falk LLP 1 Tacoma Avenue N, Suite 300 Tacoma, WA 98403

If to Buyer, Guarantor, Corporation or Subsidiary	Stewart Brown WLG(USA) LLC 200 E. Howard Ave., Unit 232 Des Plaines, IL 60018
With a copy to	David Koontz Wako Logistics Group, Inc. 200 E. Howard Ave., Unit 232 Des Plaines, IL 60018

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

24. Governing Law: This Agreement will be construed in accordance with, and governed by, the laws of the State of Washington as applied to contracts that are executed and performed entirely in Washington.

25. Invalidity: If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties to the maximum extent possible and that the noncompetition provision be subject to reformation as described therein.

(signatures to follow)

SIGNATURE PAGE FOR AGREEMENT OF PURCHASE AND SALE OF STOCK:

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it in the locations and on the dates indicated below.

Dated:December 1, 2006
Wako Logistics Group, Inc.

by /s/ Christopher Wood Christopher Wood, its___________

Dated:December 1, 2006	WLG (USA) LLC

by /s/ Stewart Brown Stewart Brown, its

by__/s/______________
________________, its, _____

Dated:December 1, 2006	Mares-Shreve & Associates, Inc

by /s/ Janice Williams Janice Williams, its ________

by /s/ Daniel Sanchez Daniel Sanchez, its_____

Dated:December 1, 2006	Sea System Ocean Line, Inc.

by /s/ Janice Williams Janice Williams, its ________

by /s/ Daniel Sanchez Daniel Sanchez, its_____

Dated:December 1, 2006	/s/ Janice Williams________
Janice Williams

Dated:December 1, 2006 _	/s/ Daniel Sanchez___________
Daniel Sanchez

The undersigned is signing and agreeing only with regard to its obligations set forth in Section 4.1(b) of the Agreement of Purchase and Sale of Stock:

Dated: December 1, 2006 DESIGNATED ESCROW, INC.

By: /s/ Marie Barth Its: President

CONSENT OF SPOUSES

The undersigned are the spouses of Janice Williams and Daniel Sanchez. Each acknowledges that he or she has consulted an attorney and with such advisors, if any, as was deemed appropriate. EACH UNDERSTANDS THAT THIS DOCUMENT HAS IMPORTANT LEGAL AND FINANCIAL CONSEQUENCES; has had a reasonable opportunity to review it; and understands it.

The undersigned approve and agree to the Agreement above and his or her spouse’s sale of the stock indicated. Each denies and rejects any interest in said stock, whether as a result of community property laws or otherwise, but if each has any interest or any other claim thereto, each hereby transfers the interest and claim to Wako Logistics Group, Inc. without further consideration. Each further waives any interest in or to any of the shares of Wako Logistics Group, Inc., common stock that may be issued in accordance with this Agreement or as a result of my spouse’s employment with Wako Logistics Group, Inc. or any affiliated company including Mares-Shreves & Associates, Inc.

Dated: October 27, 2006	/s/ Ralph R. Williams Spouse of Janice Williams

Dated: October 27, 2006	/s/ Judith M. Sanchez Spouse of Daniel Sanchez

Source: Drafting Agreements for the Sale of California Businesses §4.136 (3d ed Cal CEB 1996)